Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2016 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--May 18, 2016--Boot Barn Holdings, Inc. (NYSE:BOOT) today announced its financial results for the fourth quarter and fiscal year ended March 26, 2016.

Highlights for the quarter ended March 26, 2016, were as follows:

  Net sales increased 45% to approximately $149.5 million;
  Opened four new stores;
  Consolidated same store sales declined 1.2%;
  Pro forma adjusted net income was $2.5 million, or $0.09 per diluted share, compared to $0.17 per diluted share in the prior-year period. Net income was $1.0 million, or $0.04 per diluted share, on a GAAP basis.

Highlights for the year ended March 26, 2016, were as follows:

  Net sales increased 41% to $569.0 million;
  Acquired 25 Sheplers stores and closed six of those stores. Opened 22 new stores and closed two stores, ending the fiscal year with 208 stores;
  Consolidated same store sales essentially flat at -0.1%;
  Pro forma adjusted net income was $18.7 million, or $0.69 per diluted share, compared to $0.72 per diluted share in fiscal year 2015. Net income was $9.9 million, or $0.37 per diluted share, on a GAAP basis.

1) Pro forma adjusted net income is a non-GAAP measure. An explanation of the computation of this measure and a reconciliation to GAAP net income is included below. See also "Non-GAAP Financial Measures."

Jim Conroy, Chief Executive Officer, commented, “While the continued impact from low commodities prices on some of our key markets resulted in fourth quarter performance that was below our expectations, we made further progress towards our long-term targets. During the quarter we grew net sales, increased our higher-margin private brand penetration, and opened four new Boot Barn stores. During the fiscal year we opened 22 new Boot Barn stores and completed the acquisition and integration of Sheplers, which has significantly elevated our e-commerce capabilities and expanded our market share in key markets. Overall, we solidified our position as the largest omni-channel western and work wear retailer in the U.S. While the current market environment remains challenging, and it is difficult to predict when external pressures to our business will subside, we believe we have appropriately positioned our merchandise offering, marketing strategy, and inventory levels to manage through this cycle and we continue to appropriately invest in our business for long-term growth and increased value for our shareholders.”

Operating Results for the Fourth Quarter Ended March 26, 2016

  Net sales increased 45% to $149.5 million in the fourth quarter of fiscal year 2016, from $103.3 million in the prior-year period. Net sales increased due to contributions from recently acquired Sheplers and 22 new stores opened during fiscal year 2016, partially offset by a decrease of 1.2% in consolidated same store sales.
  Adjusted gross profit was $43.9 million or 29.4% of net sales (on a GAAP basis, gross profit was $42.4 million or 28.4% of net sales) in the fourth quarter of fiscal year 2016, an increase of $9.9 million, or 29.2%, from gross profit of $34.0 million, or 32.9% of net sales, in the prior-year period. Adjusted gross profit excludes acquisition-related integration costs, including an adjustment to normalize the impact of Sheplers’ discontinued inventory, contract termination costs and the amortization of inventory fair value adjustment. See “Non-GAAP Financial Measures.” Adjusted gross profit increased as a result of the addition of the Sheplers business and the opening of 22 new stores. As a percentage of sales, consolidated gross margin declined primarily due to a higher percentage of historically lower-margin Sheplers sales compared to the prior year period when the Company did not own Sheplers. Also contributing to the decline was a higher shrink adjustment at the Sheplers business, unfavorable freight costs at the core Boot Barn business and occupancy deleverage.
  Adjusted income from operations was $7.7 million in the fourth quarter of fiscal year 2016, a decrease of 8.5%, compared to $8.4 million in the prior-year period, driven primarily by higher depreciation and amortization expense, additional expenses associated with Sheplers, and the higher shrink adjustment. Adjusted income from operations excludes acquisition-related integration costs, loss on disposal of assets and contract termination costs, and the amortization of inventory fair value adjustment incurred in the fourth quarter of fiscal year 2016. See “Non-GAAP Financial Measures.” On a GAAP basis, income from operations was $5.6 million in the fourth quarter of fiscal year 2016 compared to $7.8 million in the prior-year period.
  During the fourth quarter, the Company opened four Boot Barn stores and closed two stores, ending the quarter with 208 stores in 29 states.
  Pro forma adjusted net income was $2.5 million, or $0.09 per diluted share, in the fourth quarter of fiscal year 2016, compared to $4.6 million, or $0.17 per diluted share, in the prior-year period. The decrease is primarily the result of an additional $2.4 million, or $0.05 per diluted share, of pro forma adjusted interest expense combined with $0.01 per diluted share of higher shrink recorded in the fourth quarter of fiscal year 2016. See “Non-GAAP Financial Measures.” On a GAAP basis, net income was $1.0 million, or $0.04 per diluted share, in the fourth quarter of fiscal year 2016, compared to $2.6 million, or $0.10 per diluted share in the prior-year period.

A reconciliation of adjusted gross profit, adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. See also "Non-GAAP Financial Measures."

Operating Results for the Fiscal Year Ended March 26, 2016

  Net sales increased 41% to $569.0 million from $402.7 million in fiscal year 2015. Net sales increased due to contributions from recently acquired Sheplers, 22 new stores opened during fiscal year 2016, partially offset by a decrease of 0.1% in consolidated same store sales.
  Adjusted gross profit was $178.0 million or 31.3% of net sales (on a GAAP basis, gross profit was $173.2 million or 30.4% of net sales), an increase of $43.2 million, or 32.1%, from gross profit of $134.8 million, or 33.5% of net sales, in fiscal year 2015. Adjusted gross profit increased as a result of the addition of the Sheplers business and the opening of 22 new stores. The decline in adjusted gross profit margin rate was primarily driven by the composition of the lower margin Sheplers e-commerce business and rebranded Sheplers stores that are included in the consolidated Boot Barn results for the final three quarters of fiscal year 2016 but were not part of Boot Barn in fiscal year 2015.
  Adjusted income from operations was $42.7 million in fiscal year 2016, an increase of 20.4%, compared to $35.4 million in fiscal year 2015. On a GAAP basis, income from operations was $30.2 million, compared to $35.4 million in fiscal year 2015.
  The Company acquired 25 Sheplers stores, opened 22 Boot Barn stores, closed six Sheplers and two Boot Barn stores, and ended the period with 208 stores in 29 states.
  Pro forma adjusted net income was $18.7 million, or $0.69 per diluted share, in fiscal year 2016, compared to $19.0 million, or $0.72 per diluted share in fiscal year 2015. The decrease is primarily due to an additional $6.7 million, or $0.15 per diluted share of pro forma adjusted interest expense in fiscal year 2016. On a GAAP basis, net income was $9.9 million, or $0.37 per diluted share, compared to net income of $13.7 million, or $0.54 per diluted share, in fiscal year 2015.

A reconciliation of adjusted gross profit, adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. See also "Non-GAAP Financial Measures."

Balance Sheet Highlights as of March 26, 2016

  Cash: $7.2 million
  Total net borrowings: $242.4 million
  Total liquidity (cash plus availability on $125 million revolving credit facility): $83.4 million

Fiscal Year 2017 Outlook

For the fiscal year ending April 1, 2017 the Company expects:

  To open 15 new stores, with 3 expected to open in the first half of the fiscal year and the remainder in the second half of the fiscal year.
  Consolidated same store sales between slightly negative to slightly positive.
  Income from operations between $42.4 million and $46.8 million.
  Net income of $16.9 million to $19.6 million,
  Net income per diluted share of $0.63 to $0.73 based on 26.8 million weighted average diluted shares outstanding. Fiscal year 2017 is a 53-week year and the Company expects to earn approximately $0.03 per diluted share in the 53rd week, which is included in the above guidance range. Fiscal year 2017 net income per diluted share will compare to $0.66 per diluted share in fiscal year 2016, after assuming the Company had acquired Sheplers at the beginning of fiscal year 2016.

For the fiscal first quarter ending June 25, 2016 the Company expects:

  Consolidated same stores sales to be flat;
  Net income per diluted share of $0.01 to $0.03 based on 26.8 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the fourth quarter of fiscal year 2016 is scheduled for today, May 18, 2016, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 18, 2016, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 13636742. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. Boot Barn now operates 208 stores in 29 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer. Sheplers has been part of the western, outdoor, and work lifestyle for over 100 years. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted gross profit, adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per diluted share to help the Company describe its operating and financial performance. These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual gross profit, actual income from operations, actual net income and actual earnings per diluted share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other companies. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of adjusted gross profit to gross profit, adjusted income from operations to income from operations, pro forma adjusted net income to net income, and pro forma adjusted net income per diluted share to net income per diluted share.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the failure to realize the anticipated synergies from the Sheplers acquisition and other risks of integration, decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	March 26,	March 28,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$7,195	$1,448
Accounts receivable, net	4,131	3,863
Inventories	176,335	129,312
Prepaid expenses and other current assets	15,558	10,656
Total current assets	203,219	145,279
Property and equipment, net	76,076	30,054
Goodwill	193,095	93,097
Intangible assets, net	64,861	57,131
Other assets	2,075	567
Total assets	$539,326	$326,128
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$48,815	$16,200
Accounts payable	66,553	44,636
Accrued expenses and other current liabilities	35,896	24,061
Current portion of notes payable, net of unamortized debt issuance costs	1,035	1,596
Total current liabilities	152,299	86,493
Deferred taxes	12,255	21,102
Long-term portion of notes payable, net of unamortized debt issuance costs	192,579	72,030
Capital lease obligation	8,272	15
Other liabilities	12,431	4,066
Total liabilities	$377,836	$183,706

Stockholders’ equity:
Common stock, $0.0001 par value; March 26, 2016 - 100,000 shares authorized, 26,354 shares issued; March 28, 2015 - 100,000 shares authorized, 25,824 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	137,893	128,693
Retained earnings	23,594	13,726
Less: Common stock held in treasury, at cost, 4 and 0 shares at March 26, 2016 and March 28, 2015, respectively	—	—
Total stockholders’ equity	161,490	142,422
Total liabilities and stockholders’ equity	$539,326	$326,128

Boot Barn Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	March 26, 2016	March 28, 2015	March 26, 2016	March 28, 2015

Net sales	$149,466	$103,280	$569,020	$402,684
Cost of goods sold	107,141	69,302	396,317	267,907
Amortization of inventory fair value adjustment	(47)	-	(500)	-
Total cost of goods sold	107,094	69,302	395,817	267,907
Gross profit	42,372	33,978	173,203	134,777
Operating expenses:
Selling, general and administrative expenses	36,755	26,174	142,078	99,341
Acquisition-related expenses	-	-	891	-
Total operating expenses	36,755	26,174	142,969	99,341
Income from operations	5,617	7,804	30,234	35,436
Interest expense, net	3,576	3,536	12,923	13,291
Other income, net	-	14	-	51
Income before income taxes	2,041	4,282	17,311	22,196
Income tax expense	1,029	1,672	7,443	8,466
Net income	1,012	2,610	9,868	13,730
Net income attributed to non-controlling interest	-	-	-	4
Net income attributed to Boot Barn Holdings, Inc.	$1,012	$2,610	$9,868	$13,726

Earnings per share:
Basic shares	$0.04	$0.10	$0.38	$0.56
Diluted shares	$0.04	$0.10	$0.37	$0.54
Weighted average shares outstanding:
Basic shares	26,329	25,721	26,170	22,126
Diluted shares	26,630	26,752	26,955	22,888

Boot Barn Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal Year Ended
	March 26,	March 28,	March 29,
	2016	2015	2014
Cash flows from operating activities
Net income	$9,868	$13,730	$5,660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,480	6,615	4,628
Stock-based compensation	2,881	2,048	1,291
Excess tax benefit	(3,621)	(681)	-
Amortization of intangible assets	2,536	2,592	3,501
Amortization and write-off of debt issuance fees and debt discount	2,274	3,684	2,507
Loss on disposal of property and equipment	463	134	1,980
Accretion of above market leases	(72)	(149)	(230)
Deferred taxes	981	1,402	(1,874)
Amortization of inventory fair value adjustment	(500)	-	867
Changes in operating assets and liabilities:
Accounts receivable, net	1,524	(1,672)	(710)
Inventories	(16,087)	(26,610)	(14,100)
Prepaid expenses and other current assets	7,543	(1,667)	(871)
Other assets	(2,713)	(362)	104
Accounts payable	6,835	7,364	3,190
Accrued expenses and other current liabilities	5,068	3,298	5,944
Other liabilities	4,469	1,782	893
Net cash provided by operating activities	$32,929	$11,508	$12,780
Cash flows from investing activities
Purchases of property and equipment	$(36,127)	$(14,074)	$(11,400)
Proceeds from sale of property and equipment	-	-	24
Purchase of trademark rights	-	-	(200)
Acquisition of business, net of cash acquired	(146,541)	-	(15,696)
Net cash used in investing activities	$(182,668)	$(14,074)	$(27,272)
Cash flows from financing activities
Line of credit - net	$32,615	$(12,424)	$9,714
Proceeds from loan borrowings	200,938	104,938	100,000
Repayments on debt and capital lease obligations	(77,899)	(130,326)	(70,126)
Debt issuance fees	(6,487)	(1,361)	(3,350)
Net proceeds from initial public offering	-	82,224	-
Excess tax benefits from stock options	3,621	681	-
Proceeds from exercise of stock options	2,698	464	-
Dividends paid	-	(41,300)	-
Payment of assumed contingent consideration and debt from acquisitions	-	-	(21,818)
Net cash provided by financing activities	$155,486	$2,896	$14,420

Net increase in cash and cash equivalents	5,747	330	(72)
Cash and cash equivalents, beginning of period	1,448	1,118	1,190
Cash and cash equivalents, end of period	$7,195	$1,448	$1,118

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$3,296	$8,297	$4,849
Cash paid for interest	$10,333	$11,167	$9,110
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$1,992	$1,374	$132
Equipment acquired through capital lease	$38	$36	$28

Boot Barn Holdings, Inc.
Supplemental Information - Consolidated Statements of Operations
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted gross profit, adjusted income from operations, pro forma adjusted net income, and pro forma adjusted earnings per diluted share, to the most directly comparable GAAP financial measures of gross profit, income from operations, net income, and income per diluted share.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	March 26,	March 28,	March 26,	March 28,
	2016	2015	2016	2015
Reconciliation of GAAP gross profit to adjusted gross profit
Gross profit, as reported	$42,372	$33,978	$173,203	$134,777
Amortization of inventory fair value adjustment (a)	(47)	-	(500)	-
Acquisition-related integration costs (b)	1,518	-	4,848	-
Contract termination costs (c)	41	-	444	-
Adjusted gross profit	$43,884	$33,978	$177,995	$134,777

Reconciliation of GAAP income from operations to adjusted income from operations
Income from operations, as reported	$5,617	$7,804	$30,234	$35,436
Amortization of inventory fair value adjustment (a)	(47)	-	(500)	-
Acquisition-related expenses (d)	-	-	891	-
Acquisition-related integration costs (b)	1,817	-	10,338	-
Loss on disposal of assets and contract termination costs (c)	267	21	1,374	134
Secondary offering costs (e)	-	541	317	541
Estimated public company costs (f)	-	-	-	(1,540)
Other due diligence expenses (g)	-	-	-	864
Adjusted income from operations	$7,654	$8,366	$42,654	$35,435

Reconciliation of GAAP net income attributed to Boot Barn Holdings, Inc. to pro forma adjusted net income attributed to Boot Barn Holdings, Inc.
Net income attributed to Boot Barn Holdings, Inc., as reported	$1,012	$2,610	$9,868	$13,726
Amortization of inventory fair value adjustment (a)	(47)	-	(500)	-
Acquisition-related expenses (d)	-	-	891	-
Acquisition-related integration costs (b)	1,817	-	10,338	-
Loss on disposal of assets and contract termination costs (c)	267	21	1,374	134
Secondary offering costs (e)	-	541	317	541
Estimated public company costs (f)	-	-	-	(1,540)
Other due diligence expenses (g)	-	-	-	864
Write-off of debt discount (h)	-	-	1,355	-
Interest expense, as reported	-	3,536	-	13,291
Pro forma interest expense (i)	-	(1,210)	-	(4,840)
Provision for income taxes, as reported	1,029	1,672	7,443	8,466
Pro forma adjusted provision for income taxes (j)	(1,610)	(2,590)	(12,419)	(11,675)
Pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$2,468	$4,580	$18,667	$18,967

Reconciliation of proforma adjusted net income per diluted share to net income per diluted share
Net income per share, diluted:
Net income per share, as reported	$0.04	$0.10	$0.37	$0.54
Adjustments	0.05	0.07	$0.32	0.12
Net income per share paid to vested option holders (k)	-	-	$-	0.06
Pro forma adjusted net income per share, diluted	$0.09	$0.17	$0.69	$0.72

Weighted average diluted shares outstanding, as reported	26,630	26,752	26,955	22,888
Pro forma effect of shares issuances in IPO (l)	-	-	-	3,368
Pro forma adjusted diluted weighted average shares	26,630	26,752	26,955	26,256

(a) Represents the amortization of purchase-accounting adjustments that decreased the value of inventory acquired to its fair value.
(b) Represents certain store integration, remerchandising, inventory obsolescence and corporate consolidation costs incurred in connection with the integration of Sheplers. Includes an adjustment to normalize the gross margin impact of discontinued inventory from Sheplers, which was sold at a discount or written off. The adjustment assumes such inventory was sold at Sheplers' normalized margin rate.
(c) Represents loss on disposal of assets and contract termination costs from store closures and unused office and warehouse space.
(d) Includes direct costs and fees related to the Sheplers acquisition.
(e) Represents professional fees and expenses incurred in connection with a form S-1 Registration Statement filing in July 2015 and withdrawn in November 2015, and a secondary offering held in February 2015.
(f) Reflects estimated incremental legal, accounting, insurance and other compliance costs in the first three quarters of fiscal year 2015 as if the Company had been a public company during such quarters. Actual public company costs incurred in fiscal year 2016 are reflected in GAAP income from operations.
(g) Represents professional fees and expenses incurred in connection with a prior due diligence process of Sheplers.
(h) Represents the write off of debt discounts and debt issuance costs associated with the previously extinguished Wells Fargo Credit Facility.
(i) Represents the net decrease in interest expense resulting from a reduction in our LIBOR floor and the pay down of principal balance on the Company's term loan agreement with Golub Capital from the IPO proceeds, as if it had occurred on March 31, 2013.
(j) The provision for income taxes uses an effective tax rate of 39.95% for the fifty-two week period ended March 26, 2016, compared to the Company's tax rate of 43.0% and applies it to the non-GAAP income before taxes. The Company's tax rate was impacted by expenses associated with the Sheplers acquisition. Excluding these one-time events, the tax rate would have been 39.95%.
(k) In April 2014, holders of vested stock options received a cash payment of $1.4 million, which the Company deducted from net income for purposes of the earnings per share calculation to determine the net income available to common shareholders. The Company has added this payment to the net income in order to calculate pro forma adjusted diluted earnings per share.
(l) These shares represent shares issued at the time of the IPO and are shown as if they had been issued on March 31, 2013.

Boot Barn Holdings, Inc.
Store Count

	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 29,	March 28,	June 27,	September 26,	December 26,	March 26,
	2014	2015	2015	2015	2015	2016
Store Count (BOP)	117	152	169	176	201	206
Opened/Acquired	39	18	7	31	5	4
Closed Boot Barn Stores	(4)	(1)	—	(1)	—	(1)
Closed Sheplers Stores	—	—	—	(5)	—	(1)
Store Count (EOP)	152	169	176	201	206	208

Debt Covenant Calculation
EBITDA Reconciliation
(Unaudited)

	(Thirteen Weeks Ended)
	Q4 FY16	Q3 FY16	Q2 FY16	Q1 FY16	Q4 FY15
Boot Barn's Net income/(loss)	$1,012	$9,928	$(3,343)	$2,271	$2,610
Income tax expense/(benefit)	1,029	6,712	(2,071)	1,773	1,672
Interest expense, net	3,576	3,553	5,003	791	3,536
Depreciation and intangible asset amortization	4,494	3,593	3,292	2,637	2,764
Boot Barn's EBITDA	$10,111	$23,786	$2,881	$7,472	$10,582

Non-cash stock-based compensation (a)	$737	$761	$730	$653	$590
Non-cash accrual for future award redemptions (b)	(797)	961	88	(248)	(630)
Acquisition-related expenses (c)	-	-	-	891	-
Acquisition-related integration costs (d)	1,817	3,153	5,368	-	-
Amortization of inventory fair value adjustment (e)	(47)	(228)	(225)	-	-
Loss on disposal of assets and contract termination costs (f)	267	53	1,042	11	21
Secondary offering costs (g)	-	317	-	-	541
Boot Barn's Adjusted EBITDA	$12,088	$28,803	$9,884	$8,779	$11,104

Additional adjustments[1]	959	655	718	2,904	4,089
Consolidated EBITDA per Loan Agreements	$13,047	$29,458	$10,602	$11,683	$15,193	[2]
_______________
[1]Adjustments to Boot Barn's Adjusted EBITDA as stipulated in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments. For Q4 FY15 and Q1 FY16, the adjustments also include Sheplers EBITDA, as Sheplers' results were not included in Boot Barn consolidated results until Q2 FY16, the period in which Boot Barn acquired Sheplers.
[2]Consolidated EBITDA for the thirteen weeks ended Q4 FY15 was given to the Company in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver agreements, as the additional EBITDA contribution from the acquisition of Sheplers in June 2015 was not already included in the Company's consolidated EBITDA for the thirteen weeks ended March 28, 2015. As such, the additional adjustments to arrive at the consolidated EBITDA used in the loan covenant compliance calculation is larger than those adjustments in the subsequent periods presented.

(a) Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c) Includes direct costs and fees related to the Sheplers Acquisition.
(d) Represents certain store integration, remerchandising, inventory obsolescence and corporate consolidation costs incurred in connection with the integration of Sheplers. Includes an adjustment to normalize the gross margin impact of discontinued inventory from Sheplers, which was sold at a discount or written off. The adjustment assumes such inventory was sold at Sheplers' normalized margin rate.
(e) Represents the amortization of purchase-accounting adjustments that decreased the value of inventory acquired to its fair value.
(f) Represents loss on disposal of assets and contract termination costs from store closures and unused office and warehouse space.
(g) Represents professional fees and expenses incurred in connection with a Form S-1 Registration Statement filing in July 2015 and withdrawn in November 2015, and a secondary offering held in February 2015.

CONTACT:
Investors:
ICR, Inc.
Anne Rakunas / Brendon Frey, 310-954-1113
BootBarnIR@icrinc.com
or
Media:
Boot Barn Media Relations
Jayme Maxwell, 949-453-4400 ext. 428
BootBarnIRMedia@bootbarn.com